EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Carolina Financial Corporation Announces
Agreement to Acquire First South Bancorp, Inc.

Expands Presence in North Carolina

Charleston, S.C. & Washington, N.C., June 12, 2017 – Carolina Financial Corporation (Nasdaq: CARO) (“Carolina Financial”) and First South Bancorp, Inc. (Nasdaq: FSBK), the parent company of First South Bank (together, “First South”) announced today the signing of a definitive merger agreement.

First South, which is headquartered in Washington, North Carolina, currently operates 28 banking locations across the Research Triangle and eastern regions of North Carolina. As of March 31, 2017, First South reported assets of $1.0 billion, gross loans of $730 million and deposits of $920 million.

“We are excited about the opportunity to enhance our scale in North Carolina and to enter Raleigh and Durham, two of the fastest growing markets in the Southeast, as a result of this partnership,” said Jerry Rexroad, Chief Executive Officer of Carolina Financial.

Upon completion of the acquisition, the combined company will have approximately $3.2 billion in assets, $2.2 billion in loans and $2.5 billion in deposits. This transaction will further solidify Carolina Financial’s position as one of the largest Carolinas-based community banks. The transaction provides core funding and economy of scale benefits in attractive markets throughout North Carolina. First South is a franchise that has developed long-term relationships over the course of its 100+ year history.

Bruce Elder, President and Chief Executive Officer of First South, commented, “We are excited about partnering with a high-performing company like Carolina Financial. First South shareholders and customers will be rewarded as the combination of these two banks will provide superior financial performance along with an exceptional customer experience. We will leverage the new resources and products available to us through CresCom Bank to attract new customers and expand our existing relationships.”

Bruce Elder will be named President of North Carolina Banking for Carolina Financial’s bank subsidiary, CresCom Bank.

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close in the fourth quarter of 2017 and is subject to customary conditions, including both regulatory and shareholder approvals. Subject to the terms of the merger agreement, First South shareholders will receive 0.52 shares of Carolina Financial common stock for each share of First South’s common stock, which equates to an aggregate deal value of $162 million based on Carolina Financial Corporation’s closing stock price of $32.49 as of June 9, 2017.

Keefe, Bruyette & Woods, Inc. served as financial advisor and Nelson Mullins Riley & Scarborough LLP provided legal counsel to Carolina Financial. Raymond James served as financial advisor and Wyrick Robbins Yates & Ponton LLP served as legal counsel to First South.

Conference Call

A conference call will be held at 11:00 a.m., Eastern Time on June 12, 2017. The conference call can be accessed by dialing (855) 218-6998 or (615) 247-5963 and requesting the Carolina Financial Corporation merger call. The conference ID number is 37059206. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.haveanicebank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.haveanicebank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately three hours after the call by dialing (855) 859-2056 or (404) 537-3406 and requesting conference number 37059206.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company.  As of March 31, 2017, Carolina Financial Corporation had approximately $2.2 billion in total assets and Crescent Mortgage Company was licensed to originate loans in 48 states partnering with community banks, credit unions and mortgage brokers. During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, SC, and Wilmington, NC. In August 2015, the Company opened a full-service branch in Greenville, SC.  On December 14, 2015, the Company closed a public offering of approximately 2.26 million shares of its common stock with net proceeds of approximately $32.2 million, net of related expenses. On June 11, 2016, Carolina Financial completed its acquisition of Congaree Bancshares Inc. On January 5, 2017, the Company closed a public offering of approximately 1.8 million shares of its common stock with net proceeds of approximately $47.7 million, net of related expenses. On March 18, 2017, Carolina Financial completed its acquisition of Greer Bancshares Incorporated.

About First South Bancorp, Inc.

First South Bancorp, Inc. (NASDAQ: FSBK) is a Virginia corporation that serves as the holding company for First South Bank, a North Carolina-chartered commercial bank. The Company was originally incorporated as a Delaware corporation in 1996. In 1999, the FSBK changed its state of incorporation from Delaware to Virginia. First South Bank has one significant operating segment, the providing of general commercial banking services to its markets located in the state of North Carolina.

Forward-Looking Statements

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," and "projects," as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although the parties making such statements believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, neither Carolina Financial nor First South provides any assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by Carolina Financial, First South or any other person that the future events, plans, or expectations contemplated will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Carolina Financial and First South; the outcome of any legal proceedings that may be instituted against Carolina Financial or First South; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Carolina Financial and First South do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Carolina Financial’s ability to complete the acquisition and integration of First South successfully; credit risk associated with commercial real estate, commercial business and construction lending; interest risk involving the effect of a change in interest rates on both of Carolina Financial’s and First South’s earnings and the market value of the portfolio equity; liquidity risk affecting each bank’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; cybersecurity risk related to the dependence of Carolina Financial and First South on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, which subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events.  For a discussion of some of the other risks and factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the filings made by Carolina Financial and First South in their respective reports filed with the SEC, including each company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available at the SEC's Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning Carolina Financial, First South or any person acting on either company's behalf are expressly qualified in their entirety by the cautionary statements above.  Neither Carolina Financial nor First South undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information About the Acquisition and Where to Find It

Carolina Financial and First South will file relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4 which will include a joint proxy statement of Carolina Financial and First South and a prospectus of Carolina Financial, as well as other relevant documents concerning the proposed transaction.  The proposed transaction will be submitted to First South’s shareholders and Carolina Financial’s stockholders for their consideration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such off, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SHAREHOLDERS OF FIRST SOUTH AND STOCKHOLDERS OF CAROLINA FINANCIAL ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS WHEN THEY ARE FILED WITH THE SEC, as well as any amendments or supplements to those documents WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders of First South and stockholders of Carolina Financial will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Carolina Financial and First South, at the SEC’s internet site (http://www.sec.gov).  Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to:  Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401, Attention:  William A. Gehman, III, Executive Vice President and Chief Financial Officer or First South Bancorp, Inc., 1311 Carolina Avenue, Washington, NC 27889, Attention: Scott C. McLean, Executive Vice President and Chief Financial Officer.

Participants in the Solicitation

Carolina Financial, First South and certain of their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Carolina Financial’s directors and executive officers is available in its definitive proxy statement (form type DEF 14A) which was filed with the SEC on March 20, 2017, and certain of its Current Reports on Form 8-K. Information regarding First South’s directors and executive officers is available in its definitive proxy statement (form type DEF 14A) which was filed with the SEC on June 2, 2017, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.